Exhibit 10.23

Quaker City Bank Deferred Compensation Plan, amended and restated March 30, 1999.

QUAKER CITY FEDERAL SAVINGS AND LOAN ASSOCIATION

DEFERRED COMPENSATION PLAN

(Amended and Restated March 30, 1999)

THIS QUAKER CITY FEDERAL SAVINGS AND LOAN ASSOCIATION DEFERRED COMPENSATION PLAN is effective January 1, 1992, as amended and restated as of March 30, 1999.

RECITALS

A. Effective January 1, 1992, the Association adopted the Quaker City Federal Savings and Loan Association Deferred Compensation Plan, as amended and restated effective November 18, 1993 (the “Original Plan”), which fully restated and superseded the Deferred Director Fee Plan adopted January 1, 1981 and was intended to supersede and include all other existing deferred compensation arrangements maintained by the Association.

B. This Plan, as amended and restated effective March 30, 1999, fully restates and supersedes the Original Plan. It is an unfunded deferred compensation plan primarily for the benefit of a select group of highly compensated, upper and middle management employees and directors. The Plan governs all deferred compensation arrangements by and between the Association and the Participants herein, including all deferrals, interest accruals, elections and distributions in respect thereto.

I.

DEFINITIONS

Capitalized terms not otherwise defined herein have the meanings set forth below.

“Accrual Date” has the meaning ascribed to that term in Article III.

“Association” means Quaker City Federal Savings and Loan Association.

“Bancorp” means the Association’s parent corporation, Quaker City Bancorp, Inc.

“Beneficiary” means the one or more persons or other entities last designated by a Participant to receive the distributions due the Participant under this Plan, in the event the Participant dies before all such distributions have been paid to the Participant.

“Board” means the Board of Directors of the Association.

“Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

(a) Any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either the then outstanding securities or the combined voting power of the Association’s or Bancorp’s then outstanding securities entitled to vote generally; or

(b) Individuals who, as of the effective date hereof, constitute the Board of Directors of the Association or Bancorp (as applicable, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Association or Bancorp, as applicable, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Association’s or Bancorp’s shareholders (as applicable), is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any person, entity or group having the power to exercise, through beneficial ownership, voting agreement and/or proxy, twenty percent (20%) or more of either the outstanding securities or the combined voting power of the Association’s or Bancorp’s (as applicable) then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Association’s or Bancorp’s (as applicable) shareholders is approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board; or

(c) Consummation by the Association or Bancorp of the sale or other disposition by the Association or Bancorp, as applicable, of all or substantially all of the Association’s or Bancorp’s assets or a merger, consolidation or other reorganization (each a “Reorganization”) of the Association or Bancorp with any Person, other than

(i) a Reorganization that would result in the voting securities of the Association or Bancorp outstanding immediately prior thereto (or, in the case of a Reorganization that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing five percent (5%) or more of the combined voting power of all securities of the Association or Bancorp, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than fifty percent (50%) of the combined voting power of the voting securities of the Association, Bancorp or such other entity outstanding immediately after such Reorganization (or series of related transactions involving such a Reorganization), or

(ii) a Reorganization effected to implement a recapitalization or reincorporation of the Association or Bancorp (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Association, Bancorp or their successor; or

(d) Approval by the shareholders of the Association or Bancorp, or an order by a court of competent jurisdiction, of a plan of liquidation of the Association or Bancorp, as applicable.

“Compensation” means any and all salaries, fees, bonuses or other compensation payable to a Participant by the Association (including, without limitation, director’s fees, senior officer deferred compensation, and deferred incentive compensation awarded under the Association’s Long Term Incentive Plan for the President of the Association).

“Deferred Compensation” means all Compensation with respect to which a Participant has filed a valid Notice of General Election or Notice of Special Election.

“Eligible Employee” means any officer or other highly compensated employee of the Association who is designated by the Board as eligible to be a Participant in this Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“General Election” has the meaning ascribed to that term in Section 2.1.

“Initial Election Deadline” has the meaning ascribed to that term in Section 4.1(a).

“Notice of Alternative Distribution” means a written notice, in substantially the form attached hereto as Exhibit C or such other form as may be adopted from time to time by the Association.

“Notice of General Election” means a written notice, in substantially the form attached hereto as Exhibit B or such other form as may be adopted from time to time by the Association, of a Participant’s election to defer the receipt of Compensation under the General Election provisions of this Plan.

“Notice of Special Election” means a written notice, in such form as may be adopted from time to time by the Association, of a Participant’s election to defer the receipt of bonus Compensation under the Special Election provisions of this Plan.

“Participant” means any director or Eligible Employee of the Association who is designated as a Participant by the Board and elects to defer Compensation under the terms of this Plan.

“Person” means any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding (a) the Association, Bancorp, and their subsidiaries and (b) any employee stock ownership or other employee benefit plan maintained by the Association or Bancorp.

“Plan” means this Quaker City Federal Savings and Loan Association Deferred Compensation Plan, as amended and restated effective March 30, 1999.

“Reorganization” has the meaning ascribed to that term under the definition of “Change in Control.”

“Special Election” has the meaning ascribed to that term in Section 2.2.

“Special Ledger Account” means an appropriate record maintained by the Association, setting forth the name of each Participant and the amount, in dollars, of such Participant’s Deferred Compensation and interest payable thereon to date, under the terms and conditions of this Plan.

“Stock” means shares of Quaker City Bancorp, Inc. Common Stock, par value $.01 per share.

“Stock Units” means that number of whole shares of Stock into which Deferred Compensation could be converted, according to the procedures set forth in Article IV.

“Stock Unit Account” means an appropriate record maintained by the Association, setting forth the name of each Participant who has made a Stock Unit Election and the number of Stock Units attributable thereto.

“Stock Unit Election” means an election made pursuant to Article IV.

“Termination Date” means (a) the date on which an Eligible Employee ceases to be an employee of the Association for any reason whatsoever or (b) the date that a director ceases to be a director of the Association for any reason whatsoever, as applicable. With respect to any Eligible Employee who is also a director of the Association, the Termination Date of such Eligible Employee’s employment may differ from the Termination Date of his or her directorship.

“Window Period” means a period beginning on the third (3rd) business day following the date of release of the quarterly and/or annual statements of sales or earnings by Bancorp and ending on the twenty-fourth (24th) calendar day following such date.

II.

PARTICIPATION

2.1 General Election. Each Participant may elect to defer, until his or her Termination Date (unless otherwise provided in this Plan), any Compensation that may otherwise be payable to the Participant (a “General Election”), by filing a Notice of General Election with the Association at any time before the end of the calendar year immediately preceding the year in which the Participant’s entitlement to such Compensation is to be earned; provided, that the total amount deferred by a Participant will be limited in any calendar year, if necessary, to satisfy Social Security tax (including Medicare), income tax withholding for Compensation that cannot be deferred, and employee benefit plan withholding requirements, as determined by the Association in its discretion.

2.2 Special Election. Each Participant who is an Eligible Employee may elect to defer, for a period of not less than seven (7) years (unless otherwise provided in this Plan) and to be distributed on a date certain in a lump-sum, any Compensation that may otherwise be payable to the Participant (a “Special Election”), by filing a Notice of Special Election with the Association any time during the final Window Period of the calendar year immediately preceding the year in which the Participant’s entitlement to such Compensation is to be earned. A Notice of Special Election will apply only to Compensation payable to the Participant in the next succeeding calendar year. Accordingly, a Participant who has filed a Notice of Special Election to defer Compensation in any one calendar year will not be deemed to have elected to defer Compensation in any other calendar year.

2.3 Liability Not Guaranteed. Upon the making of a General Election or a Special Election, the Deferred Compensation subject to such election will become a liability of the Association, subject to the provisions of this Plan. SUCH LIABILITY OF THE ASSOCIATION IS NOT GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER WHATSOEVER.

III.

INTEREST ACCRUAL

Except with respect to amounts credited to Stock Unit Accounts pursuant to Article IV, on June 30 and December 31 of each year (each an “Accrual Date”), interest will be credited to each Participant’s Special Ledger Account on all amounts therein, at a rate equal to 300 basis points over the United States Treasury ten-year note rate last quoted prior to the Accrual Date on notes falling due ten (10) years thereafter either on March 1 or August 1, as the case may be, and as reported in the Wall Street Journal at the close of trading on the date last preceding the Accrual Date. For example, if the Treasury Notes that mature August 1, 2002 were quoted as yielding 6.5% per annum on the last trading date prior to June 30, 1992, then the interest to be credited to a Participant’s Special Ledger Account would be calculated at the rate of 9.5% per annum for the six-month period concluding with the June 30, 1992 Accrual Date. Interest will be computed and, once credited to a Special Ledger Account, will then bear interest (together with all other amounts credited to the Special Ledger Account) to be credited as of the next Accrual Date.

IV.

STOCK UNIT ELECTIONS

4.1	Stock Unit Elections.

(a) Initial Election. Each Participant who has made a General Election and/or Special Election on or before December 16, 1993 (the “Initial Election Deadline”), may, by delivering written notice to the Association on or before the Initial Election Deadline, elect to have all or any portion of the amounts previously credited to such Participant’s Special Ledger Account credited to a Stock Unit Account established for the Participant under this Article IV (a “Stock Unit

Election”). If a Participant elects to have only a portion of the amounts previously credited to his or her Special Ledger Account credited to a Stock Unit Account, the balance of the Participant’s deferred amounts will remain in his or her Special Ledger Account and will continue to accrue interest pursuant to Article III.

(b) Subsequent Elections. Effective for calendar year 1994 and subsequent calendar years, each Participant may elect to have any Deferred Compensation credited to a Stock Unit Account under this Article IV, by filing a Stock Unit Election with the Association at any time during the final Window Period of the calendar year immediately preceding the year in which the Participant’s entitlement to such Deferred Compensation is to be earned. Any Deferred Compensation credited to a Stock Unit Account under this Article IV will remain in the participant’s Stock Unit Account until normal distribution pursuant to Section 4.3, except in the event of a Change in Control, in which case Section 10.3 will apply.

(c) Election Changes. A Stock Unit Election is irrevocable for a period of twelve (12) months following the date thereof. Thereafter, a Participant may, by delivering written notice to the Association, change the amount of or suspend future credits to the Participant’s Stock Unit Account. Any such change will be effective as of the first quarterly date following notice to the Association. Following any suspension of a Stock Unit Account, a Participant may make a new Stock Unit Election to again credit Deferred Compensation to his or her Stock Unit Account; provided, however, that the Participant may not make such a change more often than once in any 12-month period and may not commence participation in his or her Stock Unit Account within twelve (12) months of the date of suspension.

(d) Special Rules for Participants Subject to Exchange Act Section 16(b). With respect to any Participant who is subject to Section 16(b) of the Exchange Act, following any suspension of such Participant’s participation in his or her Stock Unit Account pursuant to Section 4.1(c), any subsequent Stock Unit Election by the Participant must be made during a Window Period.

4.2 Credits to Stock Unit Accounts. At the direction of a Participant in accordance with Section 4.1, all or a portion of the Participant’s Special Ledger Account will periodically be converted into Stock Units and credited to the Participant’s Stock Unit Account, according to the following provisions:

(a) Initial Elections. For each Participant who makes a Stock Unit Election pursuant to Section 4.1(a), the Association will (i) credit the Participant’s Stock Unit Account, as of the later to occur of the date of the Participant’s Stock Unit Election or the initial public issuance of Stock, with a number of Stock Units determined by dividing the amount of the Participant’s Deferred Compensation subject to initial Stock Unit Election by the initial issuance price of the Stock, and (ii) charge the Participant’s Special Ledger Account with the aggregate value thereof. If so directed by the Participant, any amount remaining in the Participant’s Special Ledger Account after such charge will be converted, together with future amounts credited thereto, into additional Stock Units at the next quarterly conversion date, pursuant to the provisions of Section 4.2(b).

(b) Subsequent Elections. For each Participant who makes a Stock Unit Election pursuant to Section 4.1(b), the Association will (i) credit the Participant’s Stock Unit Account, quarterly as of March 31, June 30, September 30 and December 31 of each year, with a number of Stock Units determined by dividing the amount of the Participant’s Deferred Compensation subject to the Stock Unit Election by the average of the reported sales price per share of the Stock, as traded on NASDAQ or such other market on which the Stock is traded, over the last two weeks of the applicable quarter; and (ii) charge the Participant’s Special Ledger Account with the aggregate value thereof. If so directed by the Participant, any amount remaining in the Participant’s Special Ledger Account after such charge will be converted, together with future amounts credited thereto, into additional Stock Units at the next quarterly conversion date.

(c) Additional Credits. The Association will credit to each Participant’s Special Ledger Account the dollar amount of all cash dividends (or the fair market value of dividends paid in property) that the Participant would have received had the Participant been the beneficial owner of the number of shares of Stock equal to the number of Stock Units in his or her Stock Unit Account as of the applicable record dates. In the event of a stock dividend or stock split of the Stock, the Association will credit each Participant’s Stock Unit Account with a number of Stock Units equal to the number of full shares of Stock that the Participant would have received in such stock dividend or stock split had the Participant been the beneficial owner of the number of shares of Stock equal to the number of Stock Units in his or her Stock Unit Account as of the applicable record date.

4.3 Distributions.

(a) Distribution Upon Termination. Promptly following a Participant’s Termination Date, the Association will distribute the Participant’s Stock Unit Account to the Participant in ten (10) equal annual installments of shares of Stock, commencing in the first month following the Participant’s Termination Date; provided, however, that a Participant may elect to have any or all of such shares distributed in equal annual installments over a shorter period of time or in a single lump-sum distribution, by delivering a Notice of Alternative Distribution to the Association prior to the date the Participant is first eligible to receive benefits under this Plan. Until complete distribution of a Participant’s Stock Unit Account pursuant to this Section 4.3, the Association will continue to credit the Participant’s Stock Unit Account and Special Ledger Account with all amounts to which the Participant is entitled pursuant to Section 4.2(c).

(b) Employee Director Participants. For each Eligible Employee Participant who also serves as a director of the Association, the distribution of his or her Stock Unit Account that is attributable to Deferred Compensation, other than director’s fees, will commence in the month following the Participant’s employment Termination Date; and the distribution of the portion of the Participant’s Stock Unit Account that is attributable to director’s fees will commence in the month following the Participant’s directorship Termination Date.

V.

ACCOUNTING

The Association will account for all Deferred Compensation in Special Ledger Accounts. It will segregate Deferred Compensation for each Participant into separate categories, including without limitation the following:

(a) Deferred Compensation under General Elections;

(b) Deferred Compensation under Special Elections;

(c) Deferred director’s fees; and

(d) Stock Unit Accounts.

The Association will prepare and maintain separate records for each of the foregoing categories, in a form determined by the Association, and will separately record interest accruals with respect thereto.

VI.

REVOCATIONS

6.1 General Elections. Participants may revoke General Elections at any time by delivering written notice to the Association, but only with respect to, and to the extent of, Compensation not yet earned.

6.2 Special Elections. Participants may not revoke Special Elections.

6.3 Stock Unit Elections. Participants may amend or revoke Stock Unit Elections in accordance with the provisions set forth in Section 4.1(c).

VII.

REPORTING

Under procedures established by the Board, the Association will report to each Participant, on a semi-annual basis as of each June 30 and December 31, the status of such Participant’s Special Ledger Account and Stock Unit Account. The Association will deliver such reports to the Participants within 30 days after the end of each semi-annual period. To challenge the accuracy of any such report, a Participant must file a written objection with the Association no later than ninety (90) days after the Participant’s receipt thereof. If a Participant fails to file such an objection, he or she will be deemed to have waived any objection to the subject report, and will be bound by the Special Ledger Account and Stock Unit Account accounting reflected therein.

VIII.

DISTRIBUTIONS

8.1 General Elections. Except with respect to amounts for which Stock Unit Elections have been made, all Deferred Compensation, and interest thereon, that is subject to General Elections will be paid according to the following provisions:

(a) Payment Period. Deferred Compensation and interest thereon will be distributed to a Participant in 120 equal monthly installments, commencing in the first month following the Participant’s Termination Date; provided, however, that a Participant may elect to have any or all of such Participant’s Deferred Compensation and interest paid in equal monthly installments over a shorter period of time or in a single lump-sum distribution, by delivering a Notice of Alternative Distribution to the Association prior to the date the Participant is first eligible to receive benefits under this Plan. Deferred Compensation subject to different payment elections will be separately accounted for on the Special Ledger Account and will be separately reported.

(b) Interest Rate Adjustments. Interest that is attributable to Deferred Compensation payable in installments may fluctuate from time to time. The Association may increase or decrease the amount of a Participant’s monthly payments to reflect such interest rate adjustments, to the extent reasonably necessary to assure that full payment of the Participant’s benefits under this Plan will be completed in not more than 120 months after the Participant’s Termination Date.

(c) Employee Director Participants. For each Eligible Employee Participant who also serves as a director of the Association, the payment of his or her Deferred Compensation, other than director’s fees, and interest thereon will commence in the month following the Participant’s employment Termination Date; and the payment of his or her deferred director’s fees and interest thereon will commence in the month following the Participant’s directorship Termination Date.

8.2 Special Elections. All Deferred Compensation, and interest thereon, subject to Special Elections will be distributed to a Participant on the earlier to occur of (a) the date certain specified in the applicable Notice of Special Election, or (b) the month following the Participant’s Termination Date.

8.3 Stock Unit Elections. Benefits payable to a Participant with respect to amounts credited to a Stock Unit Account will be distributed in accordance with the provisions set forth in Section 4.3.

8.4 Hardship Distributions. Notwithstanding the foregoing provisions of this Article, a Participant may request the distribution of all or any portion of the Participant’s benefits under this Plan at any time prior to his or her Termination Date or scheduled Special Election payment date, by delivering a written request therefor to the Association. The Association, in its sole discretion, will determine whether such early distribution will be made. In the event that a Participant receives an early distribution pursuant to this Section, he or she will not be eligible to make any further elections to defer Compensation under this Plan or any other unfunded deferred compensation plan established by the Association, for a period of sixty (60) months after the date of the early distribution.

8.5 Participants’ Rights Unsecured; No Assignment. All Participants will be entirely vested in the amounts credited to their Special Ledger Account pursuant to the terms of this Plan. However, the rights of Participants to receive distributions hereunder in Stock or in cash will be unsecured claims against the general assets of the Association. From time to time, the Association may (but will be under no obligation to) acquire, through an irrevocable grantor’s trust, shares of outstanding Stock, in anticipation of distributions under this Plan. In no event, however, will any Participant have any rights in or against any shares of Stock so acquired or in any cash or other investments held in such a trust. All such Stock, cash and/or other investments will constitute general assets of the Association and may be disposed of by the Association at such time and for any and all purposes as it may deem appropriate. Participants may not encumber, assign or otherwise transfer any Deferred Compensation or other benefits payable under this Plan.

IX.

BENEFICIARIES

9.1 Designation of Beneficiaries. A Participant may designate as his or her Beneficiary one or more persons or other entities, by delivering written notice thereof to the Association; provided, however, that if at the time of election a Participant is married, no designation of a Beneficiary other than the Participant’s spouse will be valid, unless consented to in writing by such spouse. A Participant may change his or her Beneficiary from time to time; provided that no change will become effective until it is received in writing by the Association.

9.2 Distributions to Beneficiaries. In the event of a Participant’s death, all benefits due the Participant under this Plan will be paid to the Participant’s Beneficiary, in the same manner as they would have been paid to the Participant under Article IV and/or Article VIII, as applicable. If a Participant designates more than one Beneficiary, the Association may, in its discretion, issue distribution checks or shares of Stock, as applicable, to the Beneficiaries in their joint names, and will not be required to issue separate checks or shares of Stock to more than one Beneficiary. In the absence of a Beneficiary designation, or in the event no designated Beneficiary is living at the time any payment is to be made hereunder, then payment will be made to the estate of the Participant.

X.

DISCONTINUANCE; AMENDMENT

10.1 Discontinuance. The Association may discontinue this Plan at any time with respect to Compensation to be earned in the future.

10.2 Amendment. The Association may amend, modify or supplement the terms of this Plan at any time, but only to the extent that any such amendment, modification or supplement does not act to impair any vested rights of any Participant, including any vested rights to defer, pursuant to existing elections, Compensation theretofore earned and deferred in reliance on the provisions of this Plan. Except as required for compliance with ERISA, the provisions of Articles II, III and IV, and any other provisions of the Plan relating to the allocation of benefits to Participants, may be amended no more frequently than once every six (6) months.

10.3 Change in Control.

(a) Distribution of Benefits. In the event of a Change in Control and subject to the provisions of Section 10.3(b), this Plan will become irrevocable as to the terms pursuant to which benefits will be distributed to Participants and their Beneficiaries.

(b) Termination of Stock Unit Elections. As of the effective time and date of any Change in Control, the provisions of Article IV will automatically terminate and all amounts credited to Stock Unit Accounts will be transferred to the applicable Special Ledger Accounts, unless provision is made by the Board in writing in connection with such transaction for the continuance of Article IV, with appropriate adjustments as to the number and kind of securities covered by Stock Unit Elections, in which event the provisions of Article IV and the Stock Unit Accounts will continue in the manner and under the terms so provided. If Article IV terminates by reason of the occurrence of a Change in Control, transfers from the Stock Unit Accounts will be effected by valuing the number of Stock Units to be transferred, based on the reported sales price per share of the Stock on NASDAQ or such other market on which the Stock is traded over the last two weeks immediately preceding the Change in Control, and then crediting the aggregate value thereof to the Participants’ Special Ledger Accounts; provided, however, that in the event the Change in Control is in the form of a sale of all or substantially all of the Association’s or Bancorp’s assets, transfers from the Stock Unit Accounts will be effected by valuing the number of Stock Units to be transferred, based on the reported sales price per share of the Stock on NASDAQ or such other market on which the Stock is traded on the closing date of such sale, and then crediting the aggregate value thereof to the Participants’ Special Ledger Accounts. Effective as of the date of transfer, amounts credited to the Participants’ Special Ledger Accounts pursuant to this Section 10.3(b) will accrue interest pursuant to Article III.

XI.

CONSENTS

Appended hereto as Exhibit A is a form of consent to be executed by all Participants. This Plan, as amended from time to time, will be deemed effective, however, upon its execution by the President and Secretary of the Association, pursuant to appropriate resolution of the Board as being consistent with the powers vested in the Association.

XII.

NON-ALIENATION OF BENEFITS

No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be null and void. No right or benefit under this Plan will in any manner be liable for or subject to the debts, contracts, liabilities or torts of any Participant or his or her Beneficiary, as the case may be. If any Participant or his or her Beneficiary becomes bankrupt or attempts to anticipate, alienate, assign, pledge, encumber or charge any right or benefit hereunder, then the Association, in its sole and absolute discretion, may cancel such right or benefit (or any part thereof) to or for the benefit of such Participant or Beneficiary, in such manner as the Association shall direct.

XIII.

GENERAL PROVISIONS

13.1 Notices. Any notice or other communication required or permitted to be given to the Association will be deemed delivered if it is in writing and hand delivered to the Secretary or Chief Executive Officer of the Association or deposited in the United States mails, postage prepaid, by certified or registered mail, return receipt requested, to the address of the Association, as follows:

Quaker City Savings and Loan Association

7021 South Greenleaf Avenue

Whittier, California 90602

Attention: Corporate Secretary

Any notice or other communication required or permitted to be given to a Participant will be deemed delivered if it is in writing and hand delivered to the Participant or deposited in the United States mails, postage prepaid, by certified or registered mail, return receipt requested, to the last known address of the Participant. The Association and all Participants may designate an address for the giving of written notice hereunder by giving notice of such address in the manner aforesaid.

13.2 Assignment. The rights and obligations of the Association under this Plan will inure to the benefit of the Association, its successors and assigns, and will be binding upon the successors and assigns of the Association. The election by a Participant to defer Compensation under this Plan cannot be assigned by the Participant.

13.3 Waiver. Failure to insist on compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions, nor will any waiver or relinquishment of any right or power hereunder at any one time or times be deemed a waiver or relinquishment of such rights or powers at any other time or times.

13.4 Governing Law. The parties hereto agree that this Plan has been executed in the State of California and will be governed by the laws thereof to the extent not preempted by ERISA.

13.5 Effect of Headings. The headings of the sections of this Plan are included for purposes of convenience only and will not affect the construction or interpretation of any of the provisions of this Plan.

13.6 Severability. In the event that any provision of this Plan or any part of any provision of this Plan will be determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of any other provision or part hereof.

13.7 Entire Agreement and Modification. This Plan constitutes the entire deferred compensation plan for directors and Eligible Employees and supersedes any and all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Plan or any provisions hereof will be binding unless executed in writing by the parties to be bound thereby.

Executed at Whittier, California, as of March 30, 1999.

QUAKER CITY FEDERAL SAVINGS AND LOAN
ASSOCIATION

By:	/s/ FREDERIC R. MCGILL
Frederic R. McGill
President

By:	/s/ KATHRYN M. HENNIGAN
Kathryn M. Hennigan
Corporate Secretary

QUAKER CITY BANK DEFERRED COMPENSATION PLAN AMENDMENT

Adopted by the Board of Directors of Quaker City Bank on June 21, 2001.

WHEREAS, Section III of the Quaker City Bank Deferred Compensation Plan (amended and restated March 30, 1999) currently reads as follows: “Except with respect to amounts credited to Stock Unit Accounts pursuant to Article IV, on June 30 and December 31 of each year (each an “Accrual Date”), interest will be credited to each Participant’s Special Ledger Account on all amounts therein, at a rate equal to 300 basis points over the United States Treasury ten-year note rate last quoted prior to the Accrual Date on notes falling due ten (10) years thereafter either on March 1 or August 1, as the case may be, and as reported in the Wall Street Journal at the close of trading on the date last preceding the Accrual Date. For example, if the Treasury Notes that mature August 1, 2002 were quoted as yielding 6.5% per annum on the last trading day prior to June 30, 1992, then the interest to be credited to a Participant’s Special Ledger Account would be calculated at the rate of 9.5% per annum for the six-month period concluding with the June 30, 1992 Accrual Date. Interest would be computed and, once credited to a Special Ledger Account, will then bear interest (together with all other amounts credited to the Special Ledger Account) to be credited as of the next Accrual Date”; and

WHEREAS, no United States Treasury ten-year note rate on notes falling due on August 1, 2011 is available.

THEREFORE BE IT RESOLVED, that the above Section III of the Quaker City Bank Deferred Compensation Plan (amended and restated March 30, 1999) is hereby amended to read “Except with respect to amounts credited to Stock Unit Accounts pursuant to Article IV, on June 30 and December 31 of each year (each an “Accrual Date”), interest will be credited to each Participant’s Special Ledger Account on all amounts therein, at a rate equal to 300 basis points over the average United States Treasury ten-year note rate as reported in the Federal Reserve HR-15 report for the month of May or November, with the May rate to be used for interest accrual for the then-current January through June six-month period, and the November rate to be used for interest accrual for the then-current July through December six-month period. Interest would be computed and, once credited to a Special Ledger Account, will then bear interest (together with all other amounts credited to the Special Ledger Account) to be credited as of the next Accrual Date.”

Executed at Whittier, California, on June 21, 2001.

/s/ KATHRYN M. HENNIGAN
Kathryn M. Hennigan
Corporate Secretary